COREY RINKER
                              112 Stonewall Circle
                              W.Harrison, NY 10604
                               (914) 993-5006 (H)
                               (914) 242-4848 (O)



December 5, 2000

Michael Sheppard, President
Financial Intranet, Inc..

II 6 Radio Circle
Mt. Kisco, NY 10549

Dear Michael:

According to the terms of the employment agreement dated August 23, 1999 between Financial Intranet, Inc. ("FNTN") and myself (the "Agreement"), a change of control of the ownership of Financial Intranet, Inc., defined as:

         (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, is considered to be a termination without cause of the Agreement entitling me to acceleration of the benefits of the Agreement due from the time of the termination until the end of the term of the Agreement.

With the recent conversion by Garth LLC of its convertible debt into 38,932,172 shares of common stock, they have acquired 46% of the outstanding shares of the common stock of FNTN and thereby caused a change of control of FNTN according to the terms of the Agreement.

Therefore, please be advised that I hereby elect to trigger the change of control provision of the Agreement making the acquisition of the Garth controlling interest a termination without cause of the Agreement effectively immediately.

Very truly yours,

/s/ Corey Rinker
     Corey Rinker